Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference into the registration statement of BIO-key International, Inc. (formerly SAC Technologies, Inc.) on Form S-8 (file no. 333-37351), which became effective October 7, 1997, of our report dated March 29, 2006 relating to the financial statements which appear in this Form 10-KSB for the years ended December 31, 2005, 2004 and 2003.

/s/ DS & B, Ltd.

Minneapolis, Minnesota
March 30, 2006